Exhibit 4.4

AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT

This Amendment No. 2 (the “Amendment”) is dated as of April 4, 2011 and amends that Amended and Restated Preferred Stock Rights Agreement, dated as of October 27, 2004 and amended on February 24, 2009, by and between Epicor Software Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and Rights Agent entered into that Amended and Restated Preferred Stock Rights Agreement, dated as of October 27, 2004, as amended by Amendment No. 1 the Rights Agreement, dated as of February 24, 2009 (the “Rights Agreement”);

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time) by and among Eagle Parent, Inc., a Delaware corporation (“Parent”), the Company and Element Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Agreement”);

WHEREAS, on April 3, 2011, the board of directors of the Company determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement, as amended, on the terms set forth herein;

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the approval of an holders of Rights, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment; and

WHEREAS, the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of the Rights Agreement.

(a) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Acquiring Person”:

“Notwithstanding anything in this Section 1(a) or otherwise in this Agreement to the contrary, none of Eagle Parent, Inc. (“Parent”), Element Merger Sub, Inc. (“Acquisition Sub”), or any stockholder of the Company that enters into a support agreement with Parent or Acquisition Sub (which may be, without limitation, in the form of a support and non-tender agreement), that has been approved or ratified by the Board of Directors of the Company (each, a “Support Agreement”), (Parent collectively with Acquisition Sub, any permitted assignees of Parent under Section 9.5 of the Merger Agreement, and any such stockholder executing

Support Agreements, the “Exempted Element Persons”), either individually or collectively, shall be deemed to be an “Acquiring Person” for purposes of this Agreement by virtue of or as a result of (A) the approval, adoption, execution, delivery or performance of the Merger Agreement, (B) the public or other announcement of the Merger Agreement, including the making of the Offer (as defined below), the acceptance of shares of Company Common Stock (as defined below) for payment in exchange therefor by Acquisition Sub pursuant to the Offer, (C) the acquisition of shares of Company Common Stock pursuant to the terms of the Merger Agreement, (D) the consummation of the Merger pursuant to the Merger Agreement, (E) the execution, delivery or performance of the Support Agreements, or (F) the consummation of any other transactions contemplated in the Merger Agreement or the Support Agreements (the transactions described in clauses (A), (B), (C), (D), (E) or (F), together with any related transactions, the “Exempted Element Transactions”), it being the express intent and purpose that neither the execution of the Merger Agreement by any of the parties nor the consummation of the transactions contemplated thereby shall in any respect give rise to any provision of this Agreement becoming effective. “Offer”, “Company Common Stock” and “Merger” shall have the meanings set forth in the Merger Agreement and “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 4, 2011 by and between the Company, Parent, and Acquisition Sub, a Delaware corporation, as it may be amended or supplemented from time to time.”

(b) Section 1(d) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Beneficial Owner” and “beneficially own”:

“Notwithstanding anything in this Section 1(d) or otherwise in this Agreement to the contrary, none of the Exempted Element Persons, either individually or collectively, shall be deemed to be a “Beneficial Owner” of or to “beneficially own” any securities beneficially owned by any other Exempted Persons by virtue of or as a result of any Exempted Element Transaction.”

(c) Section 1(k) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Distribution Date”:

“Notwithstanding anything to the contrary in Section 1(k) hereof or otherwise in the Agreement to the contrary, a “Distribution Date” shall not be deemed to have occurred by virtue of or as a result of any Exempted Element Transaction.”

(d) Section 1(gg) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Shares Acquisition Date”:

“Notwithstanding anything in this Section 1(gg) or otherwise in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Element Transaction.”

(e) Section 1(nn) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Triggering Event”:

“Notwithstanding anything in Section 11(a)(ii), 11(a)(iii) or Section 13 hereof or otherwise in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred by virtue of or as a result of an Exempted Element Transaction.”

(f) Section 1(p) of the Rights Agreement is hereby amended and replaced in its entirety with the following:

“(p) “Expiration Date” shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (but only if the Effective Time shall occur).

2. The Company agrees to notify the Rights Agent promptly after the occurrence of the Effective Time resulting in the Expiration Date (but only if the Effective Time shall occur).

3. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made solely by residents of such state and performed entirely within such State.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

“COMPANY”	EPICOR SOFTWARE CORPORATION

	By:	/s/ John D. Ireland

	Name:	John D. Ireland

	Title:	Sr. Vice President & General Counsel

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

“RIGHTS AGENT”	MELLON INVESTOR SERVICES LLC

	By:	/s/ Mark Cano

	Name:	Mark Cano

	Title:	Relationship Manager

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT]